Exhibit 10.19

DIRECTOR AGREEMENT

THIS AGREEMENT (The “Agreement”) is effective as of the 14 day of December, 2023 (the “Effective Date”), and is by and between AELUMA, INC., a Delaware corporation (hereinafter referred to as the “Company”), and Craig Ensley (hereinafter referred to as the “Director”).

BACKGROUND

The Company’s Board of Directors (the “Board”) and the Director desire to memorialize the role of the Director and to have the Director perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.	DUTIES. The Company requires that the Director be available to perform the duties of a director customarily related to this function as may be determined and assigned by the Board and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including by Delaware’s General Corporation Law (the “DGCL”) and such other services mutually agreed to by the Director and the Company.

The Director agrees to devote as much time as is reasonably necessary to perform the duties as the Director of the Company, including duties as a member of any committees as the Director may hereafter be appointed to by the Board. Furthermore, the Director shall make reasonable business efforts to attend all Board meetings.

The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the DGCL. Such duties include but are not limited to assisting the Company with the development of business and new business strategies relating to the objectives of the Company, participation in the Company’s investor relations activities including road shows and shareholder communication activities, and participation in corporate strategy decisions of the Company.

Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity, which could materially interfere with the performance of the Director’s duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his/her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of Director if it determines that such business activity does in fact materially interfere with the performance of Director’s duties, services and responsibilities hereunder.

“Duties” mean all services and responsibilities included or contemplated by this Section 1.

2.	TERM. The term of this Agreement and the Director’s services hereunder shall be from the Effective Date through November 30, 2024 (the “Term”), unless terminated as provided for in this Section 2. This Agreement and the Director’s services hereunder shall terminate upon the earlier of the following:

a.	Removal of the Director as a director of the Company, upon proper Board or stockholder action in accordance with the By-Laws and Articles of Incorporation of the Company and applicable law;

b.	Resignation of the Director as a director of the Company upon written notice to the Board; or

c.	Director’s failure to be reelected by the Company’s stockholders at a meeting duly called for such purpose.

3.	COMPENSATION. While this Agreement is in effect, the Director shall perform duties as a Director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement, subject to the following:

a.	The Director is solely responsible for taxes arising out of any compensation paid by the Company to the Director under this Agreement, and the Director understands that he will be issued a U.S. Treasury form 1099 for any compensation paid to him by the Company. The Director acknowledges and agrees that because he is not an employee of the Company the Company will not withhold any amounts for taxes from any of his payments under the Agreement.

b.	The Company may offset any and all monies payable to the Director to the extent of any undisputed monies owing to the Company from the Director.

c.	The rules and regulations of the Company notified to the Director, from time to time, apply to the Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

4.	CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

5.	NON-COMPETE. During the term of this Agreement (the “Restricted Period”), the Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates in the area of optoelectronics for sensing and communications applications (the “Company’s Business”) for the Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that (a) the Director may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business; (b) own a passive equity interest in a private debt or equity investment fund in which Director does not have the ability to control or exercise any managerial influence over such fund; (c) engage in any activity consented to in advance in writing by the Board; (d) perform speaking engagements and receiving honoraria in connection with such engagements; (e) provide services to any government agency, college, university, or other non-profit research organization; or (f) render services in any capacity to a separate business unit of an entity that is engaged in the Company’s Business, as long as such business unit is not engaged in the Company’s Business and Director has no active participation in the Company’s Business. In addition, during the Restricted Period, the Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

6.	TERMINATION. With or without cause, the Company and the Director may each terminate this Agreement at any time upon written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the Director with immediate effect at any time for any reason.

7.	INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Director, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, vote of stockholders or disinterested directors or otherwise, to action in the Director’s official capacity; provided, however, that, in accordance with the DGCL and federal securities laws, such indemnification shall not apply where the Director engages in actions or omissions which involve intentional misconduct, fraud or knowing violation of law. Reasonable expenses incurred by the Director in defending any claim, action, suit or proceeding shall accordingly be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding, but such expenses shall not include amounts paid in settlement by the Director or the amount of judgments or fines against Director. In the event that the Director is ultimately determined not to be entitled to such indemnification, then all amounts advanced under this Section 7 shall be repaid. In addition, the Company shall use its best efforts to purchase and maintain a customary directors’ and officers’ liability insurance policy (or policies) during the term of this Agreement and thereafter.

8.	NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

9.	GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

10.	ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

11.	GENERAL.

a.	SEVERABILITY. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

b.	EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

c.	ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

d.	COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

e.	ENTIRE AGREEMENT; AMENDMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. The terms set forth in this Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of the parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of December 14, 2023.

AELUMA, INC

By:	/s/ Jonathan Klamkin
Name:	Jonathan Klamkin
Title:	Chief Executive Officer

DIRECTOR:

/s/ Craig Ensley
Craig Ensley

SCHEDULE A

I	POSITION: DIRECTOR.

II.	COMPENSATION:

FEES. For all Duties rendered by the Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, making reasonable business efforts to (i) attend all required meetings of the Board or applicable committees thereof, executive sessions of the Directors, (ii) review filing reports and other corporate documents as requested by the Company, and (iii) provide comments and opinions as to business matters as requested by the Company, the Company agrees to compensate the Director as set forth herein.

STOCK. The Director shall be granted a total amount of 29,014 stock options to purchase the Company’s Common Stock (the “Option”), at an exercise price of $2.99 per share, which shall vest in accordance with the following schedule:

▪	6,514 stock options shall vest on February 29, 2024;

▪	7,500 stock options shall vest each on May 31, 2024; August 31, 2024; and November 30, 2024.

If Director resigns or is otherwise terminated in accordance with the terms of this Agreement and/or the Company’s articles of incorporation or bylaws, any unvested options shall be immediately cancelled and Director will have 90 days to exercise any earned, vested options.

The exercise price per share of the Option will be determined by the Board or Committee when the Option is granted, provided, however, that such exercise price per share under any Option shall not be less than 100% of the Fair Market Value of a share on the date of grant of such Option. The Option will be subject to the terms and conditions under the Company’s 2021 Equity Incentive Plan (the “Plan).

The Option is not transferable to another party and Director will be subject to all the SEC reporting requirements associated with the grant, exercise and sale of this equity compensation.

Additional compensation for serving on the Company’s committees is payable as follows, if applicable:

▪	Service on audit committee: 5,000 stock options per year (10,000 stock options per year for the chair of such committee) – vesting in equal quarterly increments

▪	Service on compensation committee: 3,750 stock options per year (7,500 stock options per year for the chair of such committee) – vesting in equal quarterly increments

▪	Service on nominating/governance committee: 3,000 stock options per year (6,000 stock options per year for the chair of such committee) – vesting in equal quarterly increments

All options, unless otherwise specified, will have an exercise price equal to the fair market value at the time of issuance. The number of options for committee service compensation will be subject to quarterly adjustment.

EXPENSES. During the term of the Director’s service as a director of the Company, the Company shall promptly reimburse the Director for all expenses incurred by him/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the Directors, and (c) stockholder meetings, as a director or a member of any committee of the Board, provided that any such expenses over $500.00 shall be approved by the Company in writing in advance. In addition, the Director shall rely on the Company to arrange all hotel accommodations in connection with any such meetings the Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

NO OTHER BENEFITS OR COMPENSATION. The Director acknowledges and agrees that he is not granted or entitled to any other benefits or compensation from the Company for services provided under this Agreement except expressly provided for in this Schedule A.